EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LACROSSE FOOTWEAR REPORTS SECOND QUARTER RESULTS
Year-to-Date Sales Up 9% and Year-to-Date Earnings Up 83%;
Second Quarter Impacted by Timing of U.S. Government Orders;
Long-Term Trends Increasingly Positive Across Multiple Distribution Channels
Portland, Ore.—July 22, 2010 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the second quarter ended June 26, 2010.
For the second quarter of 2010, LaCrosse reported net sales of $26.6 million, down 11% from $30.0 million in the second quarter of 2009. For the first half of 2010, net sales were $60.8 million, up 9% from $55.9 million for the same period of 2009.
Net income was $0.1 million or $0.02 per diluted share in the second quarter of 2010, down from $1.7 million or $0.26 per diluted share in the second quarter of 2009. For the first half of 2010, net income was $1.8 million or $0.27 per diluted share, up 83% from $1.0 million or $0.15 per diluted share for the same period of 2009.
Sales to the work market were $18.6 million for the second quarter of 2010, down 15% from $21.9 million for the same period of 2009. For the first half of 2010, sales to the work market were $45.0 million, up 10% from $40.9 million for the same period of 2009. The decrease in work sales in the second quarter of 2010 was primarily due to the timing of U.S. government orders.
Sales to the outdoor market were $8.0 million for the second quarter of 2010, down 2% from $8.1 million for the same period in 2009. The quarterly decrease in outdoor sales reflects the impact of constraints on the supply of finished goods caused by capacity limitations experienced by the Company’s manufacturing partners in China. Limitations on the supply of products especially impacted sales of certain key outdoor product styles as retailers transition to product styles being launched in the second half of 2010. For the first half of 2010, sales to the outdoor market were $15.8 million, up 5% from $15.0 million for the same period in 2009.
The Company continued to maintain strong gross margins and strengthen its operations. Gross margin for the second quarter of 2010 was 40.9% of net sales, comparable to the same period of 2009. LaCrosse’s operating expenses were $10.7 million in the second quarter 2010, up 4% from the second quarter 2009. The Company has continued investing in its domestic sales, marketing and product development efforts.

The Company continued to strengthen its balance sheet, generating $9.9 million of cash from operations in the first half of 2010. At the end of the second quarter 2010, LaCrosse had cash and cash equivalents of $17.3 million, up from $5.1 million at the end of the second quarter 2009, after paying dividends of $9.6 million to its shareholders since the second quarter of 2009. The Company significantly reduced its inventory by $8.5 million or 24% from the second quarter of 2009, reflecting execution of the planned transition to certain new products being launched in the second half of 2010, as well as improved management of its European inventories.
“While the timing of large orders to various branches of the U.S. government adversely impacted our business in the second quarter, we remain confident that our business fundamentals are sound,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “We have continued to strengthen our customer relationships throughout the government channel, penetrate further into a variety of niche work markets and see our newest products being well received by our customers. Overall, we’re pleased with our results for the first half of 2010 and are excited about our opportunities for growth.
“Moving into the second half of 2010, we’re focused on addressing the industry-wide supply issues that impacted our first half sales. While we can expect to see quarter-to-quarter fluctuations in future government channel sales, the long-term trends in our government, wholesale, direct, and international distribution channels look increasingly positive, along with strong at-once demand from our wholesale channel partners and an improved consumer spending environment. In preparation for future growth, we’re continuing to enhance our operations, which include the recent opening of our new factory store that showcases the outstanding legacy and quality of our brands, and the upcoming move into our new domestic production facility. That facility is expected to significantly increase our manufacturing capacity and our ability to efficiently meet growing worldwide demand for products reflecting our great tradition of superior craftsmanship.”
Based on the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The third quarter dividend will be paid on September 18, 2010 to shareholders of record as of the close of business on August 22, 2010. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock for the balance of 2010.
Second Quarter 2010 Conference Call
LaCrosse will host a conference call today to discuss its financial results for the second quarter of 2010 at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-762-8908 or +1 480-248-5081. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4325640). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, any statements regarding growth in operating expenses, investments in sales, marketing and product development efforts, the impact of new products being introduced in the second half of 2010, the assessment of general market trends and improved consumer spending environment, the impact of focusing on improving supply chain issues, the future benefits from our new factory store and our new domestic production facility and the Board of Directors’ intent to declare and pay dividends in future periods are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2009 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2010, include the following:
•	There are uncertainties related to our future sales to the U.S. government, which may not continue at the current levels and for which we may not be able to fill such orders on a timely basis due to facility constraints. Additionally, we may continue to experience significant fluctuations in our quarterly revenue performance due to the timing of orders and requested shipment dates for U.S. government contract orders.
•	Because we depend on third party manufacturers primarily in China for the majority of our products, we face challenges in maintaining a timely supply of goods to meet sales demands, and we may experience delays or interruptions in our supply chain. Any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.
•	Current changes in the price of raw materials and labor could adversely affect our financial results, particularly our gross margins.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		First Half Year Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009
Net sales	$26,553	$29,976	$60,780	$55,886
Cost of goods sold	15,690	17,758	36,149	33,837

Gross profit	10,863	12,218	24,631	22,049
Operating expenses	10,668	10,228	21,705	21,097

Operating income	195	1,990	2,926	952
Non-operating expense, net	(33)	(17)	(55)	(69)

Income before income taxes	162	1,973	2,871	883
Income tax provision (benefit)	61	315	1,108	(83)

Net income	$101	$1,658	$1,763	$966

Net income per common share:
Basic	$0.02	$0.26	$0.28	$0.15
Diluted	$0.02	$0.26	$0.27	$0.15

Weighted average number of common shares outstanding:
Basic	6,430	6,298	6,401	6,286
Diluted	6,632	6,361	6,577	6,356

Supplemental Product Line Information

Work Market Sales	$18,585	$21,837	$44,953	$40,880
Outdoor Market Sales	7,968	8,139	15,827	15,006

	$26,553	$29,976	$60,780	$55,886

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 26,	December 31,	June 27,
	2010	2009	2009
Assets:
Current Assets:
Cash and cash equivalents	$17,317	$17,739	$5,133
Trade and other accounts receivable, net	16,260	21,635	20,717
Inventories, net	26,410	27,031	34,879
Prepaid expenses and other	1,191	1,129	955
Deferred tax assets	1,450	1,503	1,296

Total current assets	62,628	69,037	62,980

Property and equipment, net	12,135	8,482	8,827
Goodwill	10,753	10,753	10,753
Other assets	347	313	304

Total assets	$85,863	$88,585	$82,864

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$12,872	$8,036	$9,294
Accrued compensation	2,850	3,343	2,089
Other accruals	1,773	3,755	1,493

Total current liabilities	17,495	15,134	12,876

Long-term debt	300	—	—
Deferred revenue	150	225	300
Deferred lease obligations	722	614	583
Compensation and benefits	4,306	4,680	5,383
Deferred tax liabilities	2,181	2,337	2,114

Total liabilities	25,154	22,990	21,256

Total shareholders’ equity	60,709	65,595	61,608

Total liabilities and shareholders’ equity	$85,863	$88,585	$82,864

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	First Half Year Ended
	June 26,	June 27,
	2010	2009
Cash flows from operating activities:
Net income	$1,763	$966
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of effects of acquisition in 2009:
Depreciation and amortization	1,468	1,346
Stock-based compensation expense	349	337
Deferred income taxes	(98)	1,330
Loss on disposal of property and equipment	4	17
Changes in operating assets and liabilities, net of effects of acquisition in 2009:
Trade and other accounts receivable	5,322	1,732
Inventories	435	(6,108)
Accounts payable	3,517	(994)
Accrued expenses and other	(2,816)	(1,635)

Net cash provided by (used in) operating activities	9,944	(3,009)

Cash flows from investing activities:
Purchases of property and equipment	(3,865)	(3,962)
Proceeds from sale of property and equipment	—	32
Acquisition	—	(388)

Net cash used in investing activities	(3,865)	(4,318)

Cash flows from financing activities:
Proceeds from long-term debt	300	—
Cash dividends paid	(8,007)	(1,575)
Purchase of treasury stock	(59)	—
Proceeds from exercise of stock options	1,369	297

Net cash used in financing activities	(6,397)	(1,278)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(104)	55

Net decrease in cash and cash equivalents	(422)	(8,550)

Cash and cash equivalents:
Beginning of period	17,739	13,683

End of period	$17,317	$5,133

End of Filing